Exhibit 1.02

CONFLICT MINERALS REPORT OF
DREW INDUSTRIES INCORPORATED
IN ACCORDANCE WITH RULE 13p-1
UNDER THE SECURITIES EXCHANGE ACT OF 1934
FOR THE REPORTING PERIOD FROM
JANUARY 1 TO DECEMBER 31, 2013

I.	Introduction
This is the Conflict Minerals1 Report of Drew Industries Incorporated (“Drew”, the “Company,” “we,” “us,” or “our”) prepared for calendar year 2013 (except for conflict minerals that, prior to January 31, 2013, were located outside of the supply chain) in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “Act”). Numerous terms in this Report are defined in Rule 13p-1 of the Act and Form SD and the reader is referred to those sources, and also to Release No. 34-67716 (August 22, 2012) of the Act (the “Adopting Release”) for such definitions.
From 34 factories located throughout the United States, Drew, through its wholly-owned subsidiary, Lippert Components, Inc., supplies a broad array of components for the leading manufacturers of recreational vehicles and manufactured homes. In addition, Drew manufactures components for adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; truck campers; truck caps; modular housing; and factory-built mobile office units. Drew’s products include steel chassis; vinyl and aluminum windows; slide-out mechanisms and solutions; axles and suspension solutions; furniture and mattresses; thermoformed bath, kitchen and other products; manual, electric and hydraulic stabilizer and leveling systems; chassis components; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and slide toppers; electronic components; and other accessories.
In accordance with Rule 13p-1, we undertook efforts to determine whether the necessary conflict minerals in our products were sourced from the DRC or a Covered Country. We designed our efforts in conformity with the internationally recognized due diligence framework in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas2 (“OECD Due Diligence Guidance”) and related Supplements.
We relied upon multi-stakeholder initiatives that provide verification processes for conflict-free minerals from smelters or refiners who may provide those minerals to companies in our supply chain. The Company, as a purchaser of component parts, is many steps removed from the mining of conflict minerals; the Company does not purchase raw ore or unrefined conflict minerals, and conducts no purchasing activities directly in the Covered Countries.

1 The term “conflict mineral” is defined in Section 1502(e)(4) of the Act as (A) columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or their derivatives; or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo (“DRC”) or an adjoining country (a “Covered Country”).
2 OECD (2013), OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, OECD Publishing. http://dx.doi.org/10.1787/9789264185050-en

Exhibit 1.02

The statements below are based on the due diligence activities performed to date and in good faith by Drew and are based on the infrastructure and information available at the time of this filing. There are factors that could affect the accuracy of these statements. These factors include, but are not limited to, incomplete supplier data or available smelter data, errors or omissions by suppliers or smelters, evolving definition and confirmation of smelters, incomplete information from industry or other third-party sources, continuing guidance regarding the SEC final rules, and other issues.

II.	Design of Conflict Minerals Program

The Company designed its overall conflict minerals program based on the five-step framework of the OECD Due Diligence Guidance, the Supplement on Tin, Tantalum, and Tungsten, and the Supplement on Gold, specifically as it relates to our position in the minerals supply chain as a “downstream” company.
Drew’s implementation of the five-step framework consists of the following overarching steps which are discussed in further detail in Section III.
Step 1:     Establish strong company management systems
Step 2:     Identify and assess risks in the supply chain
Step 3:     Design and implement a strategy to respond to identified risks
Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices
Step 5:     Report annually on supply chain due diligence.

III.	Reasonable Country of Origin Inquiry (“RCOI”) and Due Diligence Measures Performed by Drew
The following describes the measures taken to reasonably determine the country of origin and to exercise due diligence in the mineral supply chain in conformance with the OECD Due Diligence Guidance.
Step 1: Establish strong company management systems

a.
Conflict minerals team - Drew established a conflict minerals team that includes individuals from the appropriate business units and departments, including legal, finance, information technology and purchasing. The team was structured to ensure critical information reached relevant employees and suppliers regarding the required data collection and reporting processes.

b.
Conflict minerals policy - Drew adopted and published a policy establishing the expectations of our suppliers. The policy can be found at http://drewindustries.com under the “Corporate Governance” subcaption of our “Investor Relations” page. It is periodically reviewed and will be updated, if necessary.

c.
Supplier engagement - Drew engaged a consultant with expertise regarding conflict minerals reporting to assist with the due diligence and reporting process, and provided educational materials to our queried suppliers. Suppliers were provided information on the conflict minerals disclosure requirements as well as recommendations for developing, implementing, and documenting a conflict minerals compliance program.

d.
Company level grievance mechanism - As recommended by the OECD Due Diligence Guidance, Drew updated its Whistleblower Policy to cover compliance with its Conflict Minerals Policy to provide a grievance mechanism as a risk-awareness system for conflict minerals issues.

e.	Records management - Drew will maintain records relating to our conflict minerals program in accordance with the recommended record retention guidelines.
Step 2: Identify and assess risks in the supply chain
We performed the following steps as part of our risk assessment process:

a.
Identify products in scope - Our internal cross-functional conflict minerals team reviewed the products that are manufactured to determine those that should be deemed in-scope as described by the Adopting Release, and established a list of Tier 1 suppliers of materials and components used in such products.

b.
Conduct Reasonable Country of Origin Inquiry (“RCOI”) - Drew utilized the EICC-GeSI Conflict Minerals Reporting Template (“CMRT”) to query our suppliers. We requested this information from our Tier 1 suppliers who provide material and components that are within the scope of the Adopting Release. We verified the completeness and reasonableness of the completed templates submitted by our suppliers, and evaluated the responses from the templates to determine our reporting obligation based on this RCOI.

Exhibit 1.02

c.
Completed additional follow-up - Drew contacted direct suppliers that did not respond to our request for conflict minerals information by the requested date. We also allocated time to answering suppliers’ questions concerning conflict minerals, including questions related to Drew’s reporting requirement and the proper completion of the CMRT.

d.
Identify smelters/processors - Drew has and will continue to collect a list of smelters/processors that are in our supply chain by utilizing the CMRT and other industry recognized methods/systems that may evolve.

Step 3: Design and implement a strategy to respond to identified risks
We performed the following steps as part of our risk management process:

a.
Validate responses - Drew reviews the responses from our suppliers to determine that they are complete and provide the information necessary to identify the content and origin of minerals in our products.

b.
Verify smelters - As part of the risk mitigation process, we compared the list of smelters/processors collected from suppliers and compared it to the conflict-free smelter lists published by the Conflict-Free Sourcing Initiative (“CFSI”).

c.	Provide progress reports to our senior management summarizing our risk mitigation efforts.
Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices
Drew is relying on the CFSI’s published lists to verify the conflict-free status of smelters/processors that source from Covered Countries.
Step 5: Report annually on supply chain due diligence
This Conflict Minerals Report has been filed with the SEC and is available on our website at http://drewindustries.com under the “SEC Filings” subcaption of our “Investor Relations” page. Our Conflict Minerals Policy can be found at http://drewindustries.com under the “Corporate Governance” subcaption of our “Investor Relations” page.

IV.	Product Determination
On the basis of the due diligence measures described above, the Company was unable to determine whether or not each of its products qualify as “DRC conflict free” as defined under Rule 13p-1. Accordingly, the Company has reasonably determined that its products manufactured as of December 31, 2013 are considered to be “DRC conflict undeterminable”. This determination has been made because the Company does not have sufficient information from suppliers or other sources at this time to conclude otherwise.

V.	Product Description
Products - From 34 factories located throughout the United States, Drew, through its wholly-owned subsidiary, Lippert Components, Inc., supplies a broad array of components for the leading manufacturers of recreational vehicles and manufactured homes. In addition, Drew manufactures components for adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; truck campers; truck caps; modular housing; and factory-built mobile office units. Drew’s products include steel chassis; vinyl and aluminum windows; slide-out mechanisms and solutions; axles and suspension solutions; furniture and mattresses; thermoformed bath, kitchen and other products; manual, electric and hydraulic stabilizer and leveling systems; chassis components; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and slide toppers; electronic components; and other accessories.
Processing Facilities - Based on the input received from our suppliers, we do not have sufficient information to determine the country of origin of all of the conflict minerals used in our products; however, based on the information that was provided, we believe that, to the extent reasonable determinable, the following facilities may have been used in the process of conflict minerals used in our products:

Mineral	Standard Smelter Name
Gold	Aida Chemical Industries Co. Ltd.
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	Asaka Riken Co Ltd
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.

Exhibit 1.02

Gold	Aurubis AG
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold	Boliden AB
Gold	Caridad
Gold	Cendres & Métaux SA
Gold	Chugai Mining
Gold	Daejin Indus Co. Ltd
Gold	DaeryongENC
Gold	Do Sung Corporation
Gold	FSE Novosibirsk Refinery
Gold	Hwasung CJ Co. Ltd
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
Gold	Japan Mint
Gold	Jiangxi Copper Company Limited
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant
Gold	JSC Uralectromed
Gold	Kazzinc Ltd
Gold	Korea Metal Co. Ltd
Gold	Kyrgyzaltyn JSC
Gold	L' azurde Company For Jewelry
Gold	Met-Mex Peñoles, S.A.
Gold	Moscow Special Alloys Processing Plant
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.
Gold	Navoi Mining and Metallurgical Combinat
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)
Gold	OJSC Kolyma Refinery
Gold	Prioksky Plant of Non-Ferrous Metals
Gold	PT Aneka Tambang (Persero) Tbk
Gold	PX Précinox SA
Gold	Sabin Metal Corp.
Gold	SAMWON METALS Corp.
Gold	Schone Edelmetaal
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals
Gold	The Great Wall Gold and Silver Refinery of China
Gold	The Refinery of Shandong Gold Mining Co. Ltd
Gold	Torecom
Gold	Yokohama Metal Co Ltd
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Gold	Zijin Mining Group Co. Ltd
Tin	CNMC (Guangxi) PGMA Co. Ltd.
Tin	Cooper Santa
Tin	CV Serumpun Sebalai
Tin	CV United Smelting
Tin	EM Vinto
Tin	Fenix Metals
Tin	Gejiu Zi-Li
Tin	Huichang Jinshunda Tin Co. Ltd
Tin	Jiangxi Nanshan

Exhibit 1.02

Tin	Kai Unita Trade Limited Liability Company
Tin	Linwu Xianggui Smelter Co
Tin	Liuzhou China Tin
Tin	Metallo Chimique
Tin	Minmetals Ganzhou Tin Co. Ltd.
Tin	Novosibirsk Integrated Tin Works
Tin	PT Artha Cipta Langgeng
Tin	PT Babel Inti Perkasa
Tin	PT Bangka Putra Karya
Tin	PT Bangka Tin Industry
Tin	PT Belitung Industri Sejahtera
Tin	PT DS Jaya Abadi
Tin	PT Eunindo Usaha Mandiri
Tin	PT Karimun Mining
Tin	PT Mitra Stania Prima
Tin	PT Prima Timah Utama
Tin	PT REFINED BANGKA TIN
Tin	PT Sariwiguna Binasentosa
Tin	PT Stanindo Inti Perkasa
Tin	PT Tinindo Inter Nusa
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.
Tungsten	A.L.M.T. Corp.
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd
Tungsten	Dayu Weiliang Tungsten Co., Ltd.
Tungsten	Fujian Jinxin Tungsten Co., Ltd.
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.
Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd.
Tungsten	HC Starck GmbH
Tungsten	Hunan Chenzhou Mining Group Co
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.
Tungsten	Japan New Metals Co Ltd
Tungsten	Kennametal Fallon
Tungsten	Kennametal Huntsville
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.
Tungsten	Wolfram Bergbau und Hütten AG
Tungsten	Wolfram Company CJSC
Tungsten	Xiamen Tungsten Co., Ltd
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd
All	75 Facilities on the CFSI conflict-free list

VI.	Future Due Diligence
We will continue to communicate our expectations and information requirements to our direct suppliers. We will also continue to monitor changes in circumstances that may impact the facts or our determination. Over time, we anticipate that the amount of information globally on the traceability and sourcing of these ores will increase and improve our knowledge. We will continue to make inquiries to our direct suppliers and undertake additional risk assessments when potentially relevant changes in facts or circumstances are identified. New suppliers will be reviewed for conflict minerals conformance during initial business reviews. If we become aware of a supplier whose due diligence needs improvement, we intend to continue the trade relationship while that supplier improves its compliance program. We expect our suppliers to take similar measures with their suppliers to ensure alignment throughout the supply chain.

Exhibit 1.02

In addition to those above, the Company will undertake the following steps during the next compliance period to improve the due diligence conducted:

•	Continue to collect responses from suppliers using tools such as the CMRT.

•	Seek to improve our internal supplier identification process to allow for increased proficiency in the data collection and reporting process.

•	Monitor and track performance of risk mitigation efforts.

•	Compare and validate RCOI results to information collected via independent conflict-free smelter validation programs such as the CFSI.

•	Continue to allow verified conflict-free material from the region to enter our supply chain.

•	Consider the implementation of all feasible recommendations provided by our outside consultant with respect to improving our conflict minerals data collection and reporting process.

VII.	Independent Private Sector Audit
Not required for calendar year 2013.